DOCUMENT 4.1

                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                                INTELLICALL, INC.


               (Pursuant to Section 151 of the General Corporation
                          Law of the State of Delaware)


Intellicall, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to the authority contained in its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock designated as Series A Convertible Preferred Stock:

"BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock, $1,000 face amount per share, in connection with that certain Securities Purchase Agreement dated July 21, 1997 by and among the Corporation and certain investors, there shall be a series of shares of the Preferred Stock of the Corporation designated "Series A Convertible Preferred Stock"; that the number of shares of such series shall be 4,000 and that the rights and preferences of such series shall be as follows:


                            I. DESIGNATION AND AMOUNT

The designation of this series, which consists of 4,000 shares of Preferred Stock, is the Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the face amount shall be One Thousand U.S. Dollars ($1,000.00) per share (the "Face Amount").

                                  II. DIVIDENDS

The Series A Preferred Stock, as such stock, will bear no dividends, but the holders of the Series A Preferred Stock shall be entitled to participate in the dividends and distributions made on the Common Stock, as hereinafter provided.

                            III. CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, the following terms shall have the following meanings:

A. "Conversion Date" means, for any Optional Conversion, the date specified in the notice of conversion (the "Notice of Conversion") as long as the copy of the Notice of Conversion is




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faxed (or  delivered  by other  means  resulting  in notice) to the  Corporation before 11:59 p.m. Eastern Time, on the Conversion Date indicated in the Notice of Conversion. If the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation. The Conversion Date for the Required Conversion at Maturity shall be the Maturity Date (as such terms are defined in Paragraph D of Article IV).

B. "Conversion Price" means, with respect to any Conversion Date, the lower of the Fixed Conversion Price and the Variable Conversion Price, each as in effect as of such date and subject to adjustment as provided herein.

C. "Fixed Conversion Price" means 120% of the volume-weighted average trade price, as reported by Bloomberg Financial Markets ("Bloomberg"), of the Common Stock for the fifteen (15) consecutive trading days ending on the trading day immediately preceding the Closing Date (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such fifteen (15) trading day period), and shall be subject to adjustment as provided herein.

D. "N" means the number of days from, but excluding, the Closing Date (the "Closing Date") of the Closing under that certain Securities Purchase Agreement (the "Securities Purchase Agreement") dated July 21, 1997 by and among the Corporation and the Purchasers of the Corporation's Series A Preferred Stock through and including the Conversion Date for such share of Series A Preferred Stock.

E.       "Premium" means 1000 x (N/365) x (.07).

F. "Redemption Conversion Amount" with respect to a share of Series A Preferred Stock means an amount equal to:

                           1000 + Premium
                           --------------
                   (            CP             )    X      WAP
where:

"CP" means the Conversion Price in effect on the date of the Redemption Notice;
 and

"WAP" means the volume weighted average trade price, as reported by Bloomberg, of a share of Common Stock for the preceding fifteen (15) trading days, or if such volume weighted average trade price is no longer reported by Bloomberg, an equivalent price report per share of Common Stock by a recognized reporting service reasonably acceptable to the holders of a majority of the outstanding shares of Series A Preferred Stock, or if such equivalent price report is not available, the fair market value per share of Common Stock determined by an investment




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banking  firm of  national  reputation  selected  by the  Corporation  which  is reasonably acceptable to the holders of a majority of the outstanding shares of Series A Preferred Stock.

G. "Variable Conversion Price" means 80% of the volume-weighted average trade price, as reported by Bloomberg, of the Common Stock for the fifteen (15) consecutive trading days ending on the trading day immediately preceding the Conversion Date (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such fifteen (15) trading day period), and shall be subject to adjustment as provided herein.

                                 IV. CONVERSION

A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph C of this Article IV, each holder of shares of Series A Preferred Stock may, at any time and from time to time, beginning on the ninetieth (90th)day after the Closing Date, convert (an "Optional Conversion") each of its shares of Series A Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:


(Premium + 1000)
----------------
Conversion Price

provided however, that if the Conversion Date is less than 180 days after the Closing Date, then the following formula shall be used in lieu of the preceding formula:

1000
----
Conversion Price

B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (x) fax a copy of the fully executed Notice of Conversion to the Corporation and (y) surrender or cause to be surrendered (subject to Article XIV.B) the original certificates representing the Series A Preferred Stock being converted (the "Preferred Stock Certificates") accompanied by duly executed stock powers (with signature guaranteed in customary form if the holder effecting conversion is other than the original Purchaser of the shares of Series A Preferred Stock being converted) and a copy of the Notice of Conversion. Upon receipt by the Corporation of the fax copy of a Notice of Conversion from a holder, the Corporation shall immediately send, via fax, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as




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provided above, or the holder  notifies the Corporation  that such  certificates have been lost, stolen or destroyed (and the requirements of Article XIV.B are complied with).

(i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates and executed stock powers from a holder of Series A Preferred Stock accompanied by a Notice of Conversion, the Corporation shall, no later than the later of (a) the third business day following the Conversion Date (provided the holder shall have complied with clause (y) above within one business day of delivery such fax Notice of Conversion ) and (b) two business days following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XIV.B) (the "Delivery Period"), issue to the holder and deliver to the holder (or at its direction) (x) that number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock being converted and (y) a certificate representing the number of shares of Series A Preferred Stock not being converted, if any.

(ii) Taxes. The Corporation shall pay any and all taxes (other than transfer taxes) which may be imposed with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series A Preferred Stock.

(iii) No Fractional Shares. If any conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon such conversion shall be the nearest whole number of shares.

(iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, the Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall issue a report regarding the calculations and notify the Corporation and the holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above, it being understood and agreed that the Company shall not be in default because of its failure to issue shares of Common Stock which are subject to a dispute before the resolution of such dispute.

C. Limitations on Conversions. The conversion of shares of Series A Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

(i)     Cap Amount.  Unless otherwise permitted by the New York Stock Exchange
("NYSE")




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in no event  shall the total  number of  shares  of  Common  Stock  issued  upon conversion of the Series A Preferred Stock exceed the maximum number of shares of Common Stock that the Corporation can without shareholder approval so issue pursuant to NYSE Listed Company Manual Section 312.03(c) (or any successor rule) ("Rule 312.03(c)") (the "Cap Amount") which, as of the date of issuance of the Series A Preferred Stock, shall be 1,860,500 shares. The Cap Amount shall be allocated pro-rata to the holders of Series A Preferred Stock as provided in
Article XIV.D. In the event the Corporation is prohibited from issuing shares of Common Stock as a result of the operation of this subparagraph (i), the Corporation shall comply with Article VII.

(ii) No Five Percent Holders. Notwithstanding anything to the contrary contained herein, the Series A Preferred Stock shall not be convertible by a holder or at the Maturity Date to the extent (but only to the extent) that, if converted by such holder or at the Maturity Date, the holder would beneficially own in excess of 4.9% of the shares of Common Stock. To the extent this limitation applies, the determination of whether Series A Preferred Stock shall be convertible (vis-a-vis other securities owned by such holder) and of which Series A Preferred Stock shall be converted shall be in the sole discretion of the holder and submission of the Series A Preferred Stock for conversion shall be deemed to be the holder's determination of whether such Series A Preferred Stock is convertible, subject to such aggregate percentage limitation. No prior inability to convert Series A Preferred Stock pursuant to this subparagraph shall have any effect on the applicability of its provisions with respect to any subsequent determination of convertibility. For the purposes of this subparagraph, beneficial ownership and all calculations, including without limitation, with respect to calculations of percentage ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D and G thereunder. The provisions of this subparagraph may be waived and/or implemented in a manner otherwise than in strict conformity with the terms hereof with the approval of the Board of Directors of the Corporation and the holders of a majority in interest of the then outstanding Series A Preferred Stock: (i) with respect to any matter to cure any ambiguity herein, to correct this subparagraph (or any portion thereof) which may be defective or inconsistent with the intended 4.9% beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 4.9% limitation; and (ii) with respect to any other matter, with the further consent of the holders of a majority of the then outstanding shares of Common Stock. The limitations contained in this subparagraph shall apply to a successor holder of Series A Preferred Stock if, and to the extent, elected by such successor holder concurrently with its acquisition of such Series A Preferred Stock, such election to be promptly confirmed in writing to the Corporation (provided no transfer or series of transfers to a successor holder or holders shall be used by a holder to evade the limitations contained herein).

D. Required Conversion at Maturity. Subject to the limitations set forth in Paragraph C(i) and C(ii) of this Article IV and provided all shares of Common Stock issuable upon conversion




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of all  outstanding  shares of Series A Preferred  Stock are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act of 1933, as amended (the "Securities Act") for resale by the holders of such shares of Series A Preferred Stock and (iii) eligible to be traded on either the Nasdaq, the New York Stock Exchange or the American Stock Exchange, each share of Series A Preferred Stock issued and outstanding on the second anniversary of the Closing Date (the "Maturity Date") (and any accrued and unpaid Conversion Default Payments), automatically shall be converted into shares of Common Stock on such date in accordance with the conversion formulas set forth in Paragraph A of this Article IV (the "Required Conversion at Maturity"). If a Required Conversion at Maturity occurs, the Corporation and the holders of Series A Preferred Stock shall follow the applicable conversion procedures set forth in Paragraphs B and C of this Article IV; provided, however, that the holders of Series A Preferred Stock are not required to deliver a Notice of Conversion.

E. Limited Right to Deliver Cash in Lieu of Stock Upon Conversion. So long as no Redemption Event shall have occurred and provided the Corporation is not in violation of any of its obligations under the Securities Purchase Agreement or the Registration Rights Agreement and provided that the Variable Conversion Price is less than $4.00, the Corporation may deliver a notice to each holder of the Series A Preferred Stock (a "Cash Conversion Payment Notice") stating that it elects to pay all or a portion of the consideration to be delivered to a holder of Series A Preferred Stock that elects to convert such shares in cash in lieu of shares of Common Stock in accordance with the provisions of this Paragraph E and stating the maximum amount per share of Series A Preferred Stock (the "Maximum Per Share Cash Payment") and the maximum aggregate amount ("Aggregate Maximum") that the Corporation will pay as a result of satisfying such conversions in cash. During the seven day period commencing on the date of the delivery of a Cash Conversion Payment Notice (the "Required Cash Conversion Period") to a holder, the Corporation shall have the right and obligation to satisfy any Notice of Conversion by payment of the Cash Redemption Amount for each share of Series A Preferred Stock being redeemed in cash within twenty-four
(24) hours after the delivery of any Notice of Conversion rather than by delivery of Common Stock; provided, however, that the right and obligation to pay cash in lieu of Common Stock shall only be effective in the event that the cash payment per share of Series A Preferred Stock does not exceed the Maximum Per Share Cash Payment and shall only be effective to the extent the total cash payment required as a result of a Cash Conversion Payment Notice does not exceed the Aggregate Maximum, with the Corporation's obligation to deliver shares of Common Stock in response to a Notice of Conversion being unaffected to the extent of any limitation on the Corporation's right and obligation to pay cash set forth in this proviso. To the extent the Aggregate Maximum is exceeded, holders of Series A Preferred Stock will receive cash in lieu of shares of Common Stock in the order of the date of delivery of their Notices of Conversion, with any holders delivering Notices of Conversion on the same day receiving cash pro rata in accordance with the number of shares of Series A Preferred Stock converted by them on such date. The "Cash Redemption Amount" with respect to a share of Series A Preferred Stock shall be a cash




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amount  equal to the number of shares of Common  Stock that would  otherwise  be received upon the exercise of the Optional Conversion with respect to such share of Series A Preferred Stock multiplied by the closing bid price of the Corporation's Common Stock on the trading day immediately preceding the date that would otherwise be the Conversion Date.

                    V. RESERVATION OF SHARES OF COMMON STOCK

A. Reserved Amount. Upon the initial issuance of the shares of Series A Preferred Stock, Two Million Five Hundred Thousand (2,500,000) of the authorized but unissued shares of Common Stock shall be reserved for issuance upon conversion of the Series A Preferred Stock and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall not be decreased until the Series A Preferred Stock has been fully converted and shall at all times be sufficient to provide for the conversion of the Series A Preferred Stock outstanding at the then current Conversion Price. The Reserved Amount shall be allocated to the holders of Series A Preferred Stock as provided in Article XIV.D.

B. Increases to Reserved Amount. If the Reserved Amount for any five (5) consecutive trading days (the last of such five (5) trading days being the "Authorization Trigger Date") shall be less than 150% of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock on such trading days, the Corporation shall immediately notify the holders of Series A Preferred Stock of such occurrence and shall immediately take all necessary action (including, if necessary, shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series A Preferred Stock. In the event the Corporation fails to so increase the Reserved Amount within: (i) thirty (30) days after an Authorization Trigger Date if shareholder approval is not required by applicable law for such increase; or (ii) one hundred twenty (120) days after an Authorization Trigger Date if shareholder approval is required by applicable law (provided, however, that the Corporation must file preliminary proxy materials with the Securities and Exchange Commission ("SEC") within thirty (30) days of an Authorization Trigger Date), each holder of Series A Preferred Stock shall thereafter have the option, exercisable in whole or in part (but only to the extent that it would not cause the Corporation to be in "Monetary Default" (as herein defined)) at any time and from time to time by delivery of a Redemption Notice (as defined in Article VIII. C) to the Corporation, to require the Corporation, to purchase for cash, at an amount per share equal to the Redemption Conversion Amount, up to a portion of the holder's Series A Preferred Stock such that, after giving effect to such purchase, the holder's allocated portion of the Reserved Amount exceeds 200% of the total number of Common Stock issuable to such holder upon conversion of its Series A Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of a Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII. C. For purposes hereof, "Monetary Default" shall mean the existence of an event specified on Schedule 1 attached hereto.




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                       VI. FAILURE TO SATISFY CONVERSIONS

A. Conversion Default Payments. If, at any time, (x) a holder of shares of Series A Preferred Stock submits a Notice of Conversion and the original certificates representing the Series A Preferred Stock and the stock powers required by paragraph IV(B) and the Corporation fails for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Articles V and VII) to deliver, on or prior to the second business day following the expiration of the Delivery Period for such conversion (said period of time being the "Extended Delivery Period"), such number of freely tradeable shares of Common Stock to which such holder is entitled upon such conversion, or (y) the Corporation provides notice (including by way of public announcement) to any holder of Series A Preferred Stock at any time of its intention not to issue freely tradeable shares of Common Stock upon exercise by any holder of' its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) (each of (x) and (y) being a "Conversion Default"), then the Corporation shall pay to the affected holder, in the case of a Conversion Default described in clause (x) above, and to all holders, in the case of a Conversion Default described in clause (y) above, payments for the first ten (10) business days following the expiration of the Extended Delivery Period, in the case of a Conversion Default described in clause (x), and for the first ten (10) business days of a Conversion Default described in clause (y), an amount equal to $1000 per day for the first ten days. In the event any Conversion Default continues beyond such ten (10) business day period, the Corporation shall pay to the holder an additional amount per day equal to 1% of the Face Amount of the Series A Preferred Stock with respect to which the Conversion Default exists.

The payments to which a holder shall be entitled pursuant to this Paragraph A are referred to herein as "Conversion Default Payments." A holder may elect to receive accrued Conversion Default Payments in cash or to convert all or any portion of such accrued Conversion Default Payments, at any time, into Common Stock at the lowest Conversion Price in effect during the period beginning on the date of the Conversion Default through the Conversion Date for such conversion. In the event a holder elects to receive any Conversion Default Payments in cash, it shall so notify the Corporation in writing. Such payment shall be made in accordance with and be subject to the provisions of Article XIV.F. In the event a holder elects to convert all or any portion of the Conversion Default Payments, the holder shall indicate on a Notice of Conversion such portion of the Conversion Default Payments which such holder elects to so convert and such conversion shall otherwise be effected in accordance with the provisions of Article IV.

B.       Adjustment  to  Conversion   Price.  If  a  holder  has  not  received
certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Extended Delivery Period with respect to a conversion of Series A Preferred Stock for any reason (other




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than because such issuance would exceed such holder's  allocated  portion of the
Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Articles V and VII), then the Fixed Conversion Price in respect of any shares of Series A Preferred Stock held by such holder shall thereafter be the lesser of (i) the Fixed Conversion Price on the Conversion Date specified in the Notice of Conversion which resulted in the Conversion Default and (ii) the lowest Conversion Price in effect during the period beginning on, and including, such Conversion Date through and including the day such Conversion Default is cured. If there shall occur a Conversion Default of the type described in clause (y) of Article VI.A., then the Fixed Conversion Price with respect to any conversion thereafter shall be the lowest Conversion Price in effect at any time during the period beginning on, and including, the date of the occurrence of such Conversion Default through and including the day such Conversion Default is cured. The Fixed Conversion Price shall thereafter be subject to further adjustment for any events described in Article XI.

C. Buy-In Cure. Unless the Corporation has notified the applicable holder in writing that the Corporation is unable to honor conversions prior to the delivery of a Notice of Conversion, if (i) the Corporation fails for any reason to deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series A Preferred Stock and (ii) after the applicable Delivery Period with respect to such conversion, such holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such holder of the shares of Common Stock (the "Sold Shares") which such holder anticipated receiving upon such conversion (a "Buy-In"), the Corporation shall pay such holder (in addition to any other remedies available to the holder) the amount by which (x) such holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares. For example, if a holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the holder $1,000. A holder shall provide the Corporation written notification indicating any amounts payable to such holder pursuant to this Paragraph C. The Corporation shall make any payments required pursuant to this Paragraph C in accordance with and subject to the provisions of Article XIV.F.

D. Redemption Right. If the Corporation fails, and such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder, for any reason (other than because such issuance would exceed such holders allocated portion of the Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Articles V and VII) to issue shares of Common Stock within ten (10) business days after the expiration of the Extended Delivery Period with respect to any conversion of Series A Preferred Stock, then the holder may elect at any time and from time to time prior to the cure of such failure, by delivery of a Redemption Notice (as defined in Article VIII.C) to the Corporation, to have all or any portion of such holder's outstanding shares of Series A Preferred




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Stock purchased by the Corporation for cash, at an amount per share equal to the
Redemption Amount (as defined in Article VIII.B). If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of a Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.

        VII. INABILITY TO CONVERT SHARES OF SERIES A PREFERRED STOCK DUE
                                  TO CAP AMOUNT
A. Obligation to Cure. If at any time the then unissued portion of any holder's Cap Amount is less than 125% of the number of shares of Common Stock then issuable upon conversion of such holder's shares of Series A Preferred Stock (a "Trading Market Trigger Event"), the Corporation shall immediately notify the holders of Series A Preferred Stock of such occurrence and shall immediately take all necessary action (including, if necessary, approval of its shareholders to authorize the issuance of the full number of shares of Common Stock which would be issuable upon the conversion of Series A Preferred Stock but for the Cap Amount provided, however, that (A) the Corporation must file preliminary proxy materials with the SEC within thirty (30) days of the Trading Market Trigger Event and (B) officers and directors of the Corporation shall promptly upon the occasion of any such Trading Market Trigger Event enter into irrevocable agreements to vote all of their shares in favor of eliminating such prohibitions) to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock in excess of the Cap Amount. In the event the Corporation fails to eliminate all such prohibitions within one hundred twenty (120) days after the Trading Market Trigger Event, each holder of Series A Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Article VIII.C) to the Corporation, to require the Corporation, subject to the Corporation not being in Monetary Default as a result of such exercise, to purchase for cash, at an amount per share equal to the Redemption Conversion Amount, a portion of the holder's Series A Preferred Stock such that, after giving effect to such purchase, the holder's allocated portion of the Cap Amount exceeds 125% of the total number of shares of Common Stock issuable to such holder upon conversion of its Series A Preferred Stock on the date of such Redemption Notice. If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of a Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.

B.      Remedies.   If  the  Corporation  fails  to  eliminate  the  applicable prohibitions within the one hundred twenty (120) day cure period referred to in Paragraph A of this Article VII and thereafter the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of Series A Preferred Stock to any holder because such issuance would exceed such holder's allocated portion of the Cap Amount because of applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its securities, any holder who is so prohibited from converting its Series A Preferred Stock may:

(i) require, with the consent of holders of at least fifty percent (50%) of the outstanding shares of Series A Preferred Stock (including any shares of Series A Preferred Stock held by the requesting holder), the Corporation to terminate the listing of its Common Stock and to cause its Common Stock to be eligible for trading on the American Stock Exchange, the Nasdaq National Market System, the Nasdaq Small Cap Market or on the over-the-counter electronic bulletin board, at the option of the requesting holder; or

(ii) require the Corporation to issue shares of Common Stock in accordance with such holder's Notice of Conversion at a conversion price equal to the Conversion Price in effect on the date of the holder's written notice to the Corporation of its election to receive shares of Common Stock pursuant to this subparagraph
(ii).


                     VIII. REDEMPTION DUE TO CERTAIN EVENTS

A. Redemption by Holder. In the event (each of the events described in clauses (i)-(v) below after expiration of the applicable cure period (if any) being a "Redemption Event"):

(i) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock) is suspended from trading on, or is not listed (and authorized) for trading on, the New York Stock Exchange for an aggregate of five trading days in any nine (9) month period,

(ii) the Corporation fails, and any such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder, to remove any restrictive legend on any certificate of any shares of Common Stock issued to the holders of Series A Preferred Stock upon conversion of the Series A Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement, or the Registration Rights Agreement, dated as of July 21, 1997, by and among the Corporation and the other signatories thereto (the "Registration Rights Agreement"),

(iii) the Corporation provides notice to any holder of Series A Preferred Stock, including by way of public announcement, at any time, of its intention not to issue shares of Common Stock to any holder of Series A Preferred Stock upon conversion in accordance with the terms of this Certificate of Designation (other than due to the circumstances contemplated by Articles V or VII for which the holders shall have the remedies set forth in such Articles),

(iv) the Corporation breaches any material covenant or other material term or condition of this Certificate of Designation; the Securities Purchase Agreement or the Registration Rights Agreement and such breach continues for a period of fifteen
(15) business days after written notice thereof to the Corporation,

(v) any representation or warranty of the Corporation made in any agreement, statement or certificate given in writing in connection with the issuance of the Series A Preferred Stock (including, without limitation the Securities Purchase Agreement and the Registration Rights Agreement), shall be false or misleading in any material respect when made and the breach of which would have a material adverse effect on the Corporation or the rights of the Corporation with respect to any of the shares of Series A Preferred Stock or the shares of Common Stock issuable upon conversion thereof, or

(vi) (x) the Registration Statement is not effective by October 18, 1997 or (y) the Company fails to maintain an effective registration statement as required by
Section 2.1 and Section 3.1 of the Registration Rights Agreement and such failure exists for a period of ninety (90) days in any twelve (12) month period; provided, however, that it shall not constitute a Redemption Event if the failure described in clause (x) exists for up to forty five (45) days after the ninety day period set forth above if the Corporation is using its best efforts to correct such failure and if such failure is caused by a stop action issued or an enforcement action commenced or threatened in writing by the SEC.

then, upon the occurrence of any such Redemption Event, each holder of shares of Series A Preferred Stock shall thereafter have the option, exercisable in whole or in part (but only to the extent that it would not cause the Corporation to be in Monetary Default) at any time and from time to time by delivery of a Redemption Notice (as defined in Paragraph C below) to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series A Preferred Stock held by such holder for an amount per share equal to the Redemption Amount (as defined in Paragraph B below) in effect at the time of the redemption hereunder. For the avoidance of doubt, the occurrence of any event described in clauses (i), (iii),
(v) or (vi)(x) above shall immediately constitute a Redemption Event and there shall be no cure period.

B. Definition of Redemption Amount. The "Redemption Amount" with respect to a share of Series A Preferred Stock means an amount equal to:

                               1000 + Premium
                               --------------
    (                              C P                 )          X   M

    where:

"CP" means the Conversion Price in effect on the date of the Redemption Notice;
 and

"M" means the highest closing bid price of the Corporation's Common Stock during the period beginning on the date of the Redemption Notice and ending on the date of the redemption, as reported on the principal securities exchange or trading market on which the Common Stock is traded.

C. Redemption Defaults. If the Corporation fails to pay any holder the Redemption Amount, the Cash Redemption Amount or the Redemption Conversion Amount, as the case may be, with respect to any share of Series A Preferred Stock within five (5) business days of its receipt of a notice requiring such redemption (a "Redemption Notice"), then the holder of Series A Preferred Stock delivering such Redemption Notice (i) shall be entitled to interest on the Redemption Amount, the Cash Redemption Amount or Redemption Conversion Amount, at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date of the Redemption Notice until the date of redemption hereunder, and (ii) shall have the right, at any time and from time to time, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Paragraph A of Article IV) all or any portion of the Redemption Amount, the Cash Redemption Amount or Redemption Conversion Amount, plus interest as aforesaid, into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date of the Redemption Notice and ending on the Conversion Date with respect to the conversion of such Redemption Amount. In the event the Corporation is not able to redeem all of the shares of Series A Preferred Stock subject to Redemption Notices, the Corporation shall redeem shares of Series A Preferred Stock from each holder pro rata, based on the total number of shares of Series A Preferred Stock included by such holder in the Redemption Notice relative to the total number of shares of Series A Preferred Stock in all of the Redemption Notices.

                             IX. RANK; PARTICIPATION

A. All shares of the Series A Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $.01 per share (the "Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series A Preferred Stock obtained in accordance with Article XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A Preferred Stock) (collectively, with the Common Stock, "Junior Securities");
(iii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock (the "Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock (the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

B. Subject to the rights of the holders (if any) of Pari Passu Securities and Senior Securities, the holders of Series A Preferred Stock shall, as such holders, be entitled to such dividends paid (other than those payable solely in Common Stock) and distributions made to the holders of Common Stock to the same extent as if such holders of Series A Preferred Stock had converted the same into Common Stock and had been issued the same on the day before the record date for said dividend or distribution. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. Nonetheless, payments due under this paragraph B to the holders of Series A Preferred Stock shall be reduced, but not below zero, by an amount equal to 7% per annum of the Face Amount, calculated from the Closing Date to and including the date of payment on the basis of a 365 day year.

                            X. LIQUIDATION PREFERENCE

A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series A Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

C. The "Liquidation Preference" with respect to a share of Series A Preferred Stock means an amount equal to the Face Amount thereof plus the Premium with respect thereto plus any other amounts that may be due from the Corporation with respect thereto through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.


                     XI. ADJUSTMENTS TO THE CONVERSION PRICE

The Conversion Price shall be subject to adjustment from time to time as follows:

A. Stock Splits, Stock Dividends, Etc. If at any time on or after the Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

B. Certain Public Announcements. In the event that (i) the Corporation makes a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged and there is not distribution thereof) or to sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Common Stock (the date of the announcement referred to in clause (i) or (ii) of this paragraph is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the consummation of the proposed tender offer or transaction or the Abandonment Date (as defined below), be equal to the lesser of (x) the Conversion Price calculated as provided in Article III.B and (y) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date. From and after the Abandonment Date, as the case may be, the Conversion Price shall be determined as set for in Article III.B. The "Abandonment Date" means with respect to any proposed transaction or tender offer for which a public announcement as contemplated by this paragraph has been made, the date which is sixteen (16) trading days after the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer which causes this paragraph to become operative.

C. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the Closing Date, there shall be (a "Major Transaction") (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, then the holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock immediately theretofore issuable (without regard to any conversion limitations herein contained),the greater of (in such holder's sole discretion) (a) such shares of stock, securities and/or other property as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore issuable upon conversion (without regard to any conversion limitations herein contained) had such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event not taken place, or (b) 125% of the Face Amount per share being so converted. In the event of any Major Transaction, thus in any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any transaction described in this Paragraph C unless (i) each holder of Series A Preferred Stock has received written notice of such transaction at least thirty (30) days prior thereto, but in no event later than ten (10) days prior to the record date for the determination of shareholders entitled to vote with respect thereto; provided, however, that the Corporation shall not be required to disclose any material inside information to a holder of Series A Preferred Stock prior to the public disclosure thereof, and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this Paragraph C. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series A Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

D. Adjustment Due to Distribution. If at any time after the Closing Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of

Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "Distribution"), then the holders of Series A Preferred Stock shall be entitled, upon any conversion of shares of Series A Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

Ei       [Intentionally Deleted.]

Fi Purchase Rights. If at any time after the Closing Date, the Corporation issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the holders of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Gi Special Adjustment. If the Corporation takes any actions (including under or by virtue of this Article) which would have a dilutive effect on the holder or which would materially and adversely affect the holder with respect to its investment in the Series A Convertible Preferred Stock, and if the provisions of this Article are not strictly applicable to such actions or, if applicable to such actions, would not operate to equitably protect the holder against such actions, then within ten business days, the Corporation shall appoint its independent certified public accountants to determine as promptly as practicable an appropriate adjustment to the terms hereof to so equitably protect such holder and prevent any such dilution and any such material adverse effect, as the case may be. Following such determination, the Corporation shall forthwith make the adjustments described therein. Hi Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article XI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A Preferred Stock.


                               XII. VOTING RIGHTS

The holders of the Series A Preferred Stock have no voting power whatsoever, except as otherwise provided by the Delaware General Corporation Law (the "General Corporation Law"), in this Article XII and in Article XIII below.

Notwithstanding the above, the Corporation shall provide each holder of Series A Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and all other information sent to shareholders). If the Corporation takes a record of its shareholders for the purpose of determining shareholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other fight, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least twenty (20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

To the extent that under the General Corporation Law the vote of the holders of the Series A Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the General Corporation Law) shall constitute the approval of such action by the class. To the extent that under the General Corporation Law holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated.

                           XIII. PROTECTION PROVISIONS

So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

(a) alter or change the rights, preferences or privileges of the Series A Preferred Stock;

(b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

(c) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article IX hereof, "Senior Securities");

(d) create any new class or series of capital stock ranking pari passu with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article IX hereof; "Pari Passu Securities");

(e)      increase the authorized number of shares of Series A Preferred Stock;

(f) redeem, or declare or pay any cash dividend or distribution on, any Junior Securities.

If holders of at least a majority of the then outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock pursuant to subsection (a) above, then the Corporation shall deliver notice of such approved change to the holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right, for a period of thirty (30) days, to convert pursuant to the terms of this Certificate of Designation as they existed prior to such alteration or change or to continue to hold their shares of Series A Preferred Stock.

                               XIV. MISCELLANEOUS

A. Cancellation of Series A Preferred Stock. If any shares of Series A Preferred Stock are converted pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the




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Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

C.       [Intentionally Omitted]

D. Allocations of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated to the holders of Series A Preferred Stock in accordance with their holdings of shares of Series A Preferred Stock. Each increase to the Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder at the time of the increase in the Cap Amount or Reserved Amount, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series A Preferred Stock shall be allocated to the remaining holders of shares of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such holders.

E. Statements of Available Shares. Upon request, the Corporation shall deliver to each holder a written report notifying the holders of any occurrence which prohibits the Corporation from issuing Common Stock upon any such conversion. The report shall also specify (i) the total number of shares of Series A Preferred Stock outstanding as of the date of the request, (ii) the total number of shares of Common Stock issued upon all conversions of Series A Preferred Stock through the date of the request, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series A Preferred Stock as of the date of the request, and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series A Preferred Stock before the Corporation would exceed the Cap Amount and the Reserved Amount. The Corporation shall provide, within fifteen (15) days after delivery to the Corporation of a written request by any holder, all of the information enumerated in clauses (i) - (iv) of this Paragraph E.

F. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (as a Conversion Default Payment, upon redemption or otherwise), such cash payment shall be made to the holder within five (5) business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such five (5) business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder. To the extent that the holders have a remedy as a result of the interest provided for in clause (i) of Article VIII.C, the payment of interest that would otherwise be required pursuant to this Article XIV.F shall not be required.

G. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series A Preferred Stock, the shares covered thereby shall be deemed converted into shares of Common Stock and the holder's rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the tenth
(10th) business day after the expiration of the Extended Delivery Period with respect to a conversion of Series A Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock) the holder shall regain the rights of a holder of Series A Preferred Stock with respect to such unconverted shares of Series A Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to Article VI.A to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Article VI.B) for the Corporation's failure to convert Series A Preferred Stock.

H. Remedies, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provision giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, the holders of Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

                                      * * *




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IN WITNESS  WHEREOF,  the  undersigned  authorized  officer  has  executed  this
Certificate this 21st day of July, 1997.



William O. Hunt, Chief Executive Officer and President of the Corporation










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                                   Schedule 1

[list of Monetary Defaults will be added after discussion on Monday]